SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
EDWARDS LIFESCIENCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 13, 2003

VIA FACSIMILE

Mr. Eric D. Roiter
Senior Vice President and General Counsel
Fidelity Management & Research Company
82 Devonshire Street, E30E
Boston, MA 02109

Re:  Edwards Lifesciences Corporation (the "Company")

Dear Mr. Roiter:

        In response to your question about the Company's Long-Term Stock Incentive Compensation Program ("Program"), please be advised that it is the intention of management to recommend to the Board of Directors that it amend the Program to fully and promptly align it with the revisions required by the New York Stock Exchange with regard to shareholder control over equity compensation plans.

        As you know, the NYSE's final provisions in this regard (intended to be incorporated in the NYSE Listed Company Manual) have not yet been issued, pending SEC approval. However, we believe that the applicable NYSE rule, as most recently proposed on October 7, 2002, would require stockholder approval if the Company contemplated any of the following changes to the Program in the future:

  •
  a material increase in the benefits accruing to participants in the Program;

  •
  a material increase in the number of shares of common stock that may be issued under the Program; or

  •
  a material modification to the requirements for participation in the Program.

        Edwards Lifesciences recognizes the importance of good corporate governance as a means of addressing the needs of the Company's stockholders, employees, customers, suppliers and community. Please do not hesitate to contact me if you have any questions. My telephone number is (949) 250-6819.

Sincerely yours,

/s/ Bruce P. Garren

Bruce P. Garren
 Corporate Vice President,
General Counsel and Secretary